EXHIBIT 99.01

          Cellegy Announces Positive Phase III Results for Anogesic(R)

                  - NDA Amendment to be Submitted by Year-End -

South San Francisco, California, October 2, 2001 - Cellegy Pharmaceuticals, Inc. (Nasdaq: CLGY) announced today that a preliminary analysis showed positive results of a pivotal Phase III clinical trial conducted with its lead drug, Anogesic(R) (nitroglycerin ointment), for the treatment of anal fissures. The study results are supportive of those achieved in an earlier Phase III trial in which pain reduction was observed. As in the earlier trial, adverse events most often consisted of mild to moderate headaches.

"This study confirmed that treating anal fissures with Anogesic provides a reduction in pain, an important clinical and quality of life measure for fissure patients," commented K. Michael Forrest, Cellegy's Chairman and CEO. "We are gratified to confirm positive benefits for patients who suffer from this extremely painful condition. These results will allow us to move forward with our plans for completing our New Drug Application filing and ultimately obtaining a decision from the FDA on the acceptability of the drug for marketing in the United States."

"We plan to submit these results to the FDA as an amendment to the NDA submission we made in June," stated Dr. William Schary, V.P., Regulatory Affairs. "The FDA usually makes its decision regarding approvability of a drug about 12 months from the date they begin the review process."

If cleared for marketing by the FDA, Anogesic will become the first non-surgical treatment for anal fissure pain, and will be available only by prescription.

Cellegy Pharmaceuticals is a specialty biopharmaceutical company engaged in the development of prescription drugs and high performance skin care products. Cellegy's lead product, Anogesic, is also being tested in two Phase II clinical trials to determine its effect on the symptoms of hemorrhoids and relief of pain following hemorrhoidectomy surgery. Hemorrhoids afflict an estimated 22 million people in the United States, Europe and Japan, with approximately nine million people in the United States alone, according to published data. Cellegy's RectogesicTM, a nitroglycerin ointment similar in formulation to Anogesic, is currently being marketed in Australia and has been submitted for approval in the United Kingdom and several Pacific Rim countries.

Cellegy is also developing two transdermal testosterone gels, Tostrex(TM), for the treatment of male hypogonadism, and Tostrelle(TM), for the treatment of female sexual dysfunction. Tostrex is currently in advanced Phase III clinical testing in the United States and Tostrelle has just successfully completed a second Phase I/II clinical trial in the United Kingdom.

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This  press  release  contains  forward-looking   statements.   Actual  results,
particularly with regard to the timing of the submission of the NDA amendment for Anogesic to the FDA, the timing of the FDA's review of Cellegy's submissions, and the completion and outcome of other clinical trials may differ
materially   from  those   discussed   above  and  are  subject  to  significant
contingencies and uncertainties. There can be no assurance that that the FDA will find the Anogesic trial data, the statistical analysis methodology used by the company, or other sections of the NDA acceptable for marketing approval.

The FDA may decide to have an Advisory Panel review the submission, with an uncertain outcome of such Panel's recommendation. In addition, submitting the NDA in June 2001 before completion of the second Phase III trial does not necessarily reduce the period of time during which the FDA reviews the filing and may have no effect on the regulatory review period; the FDA could decide, among other things, to re-start its review when the results of the trial discussed in this press release are submitted. After its review, there can be no assurances that the FDA will approve the NDA filing for Anogesic. For more information regarding risk factors, refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2000.